EXHIBIT 99.1

Company Contacts:
Michael H. Schoeffler
Co-CEO, Starcraft Corporation
574-534-7827 ext. 300

Joseph E. Katona, III
CFO, Starcraft Corporation
574-534-7827 ext. 239


    STARCRAFT AND IMPCO ANNOUNCE FORMATION OF POWERTRAIN INTEGRATION VENTURE

Starcraft Announces Private Placement of $15 million in Subordinated Convertible Notes


GOSHEN, INDIANA. July 13, 2004 - Starcraft Corporation (NASDAQ: STCR) and IMPCO Technologies Inc., (NASDAQ: IMCO) of Cerritos, California have jointly announced the formation of Powertrain Integration, LLC. The new company will provide powertrain integration, engineering expertise and production capabilities to satisfy the OEM need for low volume, on-highway vehicle applications.

Jeff Beitzel, Starcraft Co-CEO stated, "The new joint venture company, Powertrain Integration, will provide a broad range of systems, engine components, and services focused specifically on the unique needs of OEMs in the specialty vehicle markets. This includes complete emission-certified engine packages and components as well as entire powertrain systems coupled with the required integration and support services."

Brad Garner, IMPCO Technologies Vice President and Chief Operating Officer added, "The new Powertrain Integration line-up of products will offer low volume vehicle OEMs the opportunity to select powertrain solutions that have been designed, developed and tested for their specific requirements. Because the Environmental Protection Agency (EPA) on-highway emission certification is a complex landscape to navigate, Powertrain Integration will offer a Total Vehicle System suite of products and services to simplify the process."

Powertrain Integration is owned 51% by Wheel to Wheel, a wholly owned subsidiary of Starcraft Corporation, and 49% by IMPCO. The Company expects revenue recognition from this venture during calendar year 2005.

Mr. Beitzel added, "Wheel to Wheel's experience in motor vehicle powertrain integration combined with IMPCO's expertise as a Manufacturer of Record in providing EPA emission certified fuel system and engine products uniquely positions the company to fulfill the engine and transmission needs of the low volume specialty vehicle market, which includes delivery vehicles, motorhomes, buses, military and other light duty vehicle applications."

About IMPCO. IMPCO Technologies Inc., with 2004 annualized revenues exceeding $100 million, is a world leader in supplying advanced solutions to support the use of clean burning gaseous fuels for on and off highway engines. IMPCO designs, manufactures, markets and supplies advanced alternative fuel systems and related products to original equipment manufacturers and to the aftermarket for the mobile, industrial, power generation, and stationary engines market place. Headquartered in Cerritos, California, IMPCO has offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO's web site, http://www.impco.ws.
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Private Placement of Subordinated Notes by Starcraft

Starcraft  Corporation  also announced today that it has raised $15 million in a
private  placement  of  unsecured  senior  subordinated   convertible  notes  to
accredited investors.

Starcraft Co-CEO Michael Schoeffler said, "This transaction will aid Starcraft in achieving its near and long-term operational goals. The proceeds of this financing will be immediately used to pay down our revolving credit facility and will provide Starcraft with additional financial flexibility needed to pursue strategic growth initiatives such as Powertrain, going forward."

The notes bear interest at 8.5% and mature in July 2009, with semi-annual interest payments payable on January 1 and July 1 of each year, commencing January 1, 2005. The interest payments can be made in either cash or stock, at Starcraft's discretion. The notes are convertible, subject to certain conditions, into shares of Starcraft's common stock at a conversion price of $15.60 per share of common stock. The conversion price represents a 25% premium to the previous five-day average closing price of STCR's stock as of July 12th, 2004. Starcraft has agreed to file a registration statement under the Securities Act of 1933 to register the shares of its common stock issuable upon conversion of the notes for potential resale by noteholders within 60 days.

The notes have not been registered under the Securities Act, and neither the notes, nor the common stock into which the notes are convertible, may be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Starcraft

Starcraft Corporation is a leading supplier to the OEM automotive supply market through its Tecstar and Wheel to Wheel companies. The Company specializes in vehicle systems design, integration and manufacturing of new body styles, mid-cycle enhancements, specialty products and high-performance engines and drive trains. The Company also supplies automotive related after-market parts and accessories to wholesale and retail customers throughout the United States.

This news release contains forward-looking statements regarding Starcraft's business operations and outlook, prospective revenue, earnings and earnings per share, and prospects for new business. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, level of customer demand, competitive pressures and other important factors detailed in the Company's Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.